 Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the Ordinary Shares, par value £0.001 per share, of Adaptimmune Therapeutics plc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.
EXECUTED as of this 14th day of February, 2025.

TWO SEAS CAPITAL LP

By:	Two Seas Capital GP LLC, its general partner

By:	/s/ Sina Toussi
Name:	Sina Toussi
Title:	Managing Member

TWO SEAS CAPITAL GP LLC

By:	/s/ Sina Toussi
Name:	Sina Toussi
Title:	Managing Member
SINA TOUSSI

By:	/s/ Sina Toussi